                                                                   EXHIBIT 10.29





                                AN APPRAISAL OF
                              MIDWAY MEDICAL PLAZA
                         AND ADJACENT PARKING STRUCTURE
                            LOS ANGELES, CALIFORNIA

(LOGO)   VALUATION COUNSELORS GROUP

         340 Interstate North Parkway
         Atlanta, Georgia 30339
         (404) 955-0088
         (Fax) 955-0466





                                                            April 8, 1994



Crescent Capital Trust, Inc.
One Perimeter Park South
Suite 335-S
Birmingham, Alabama  35243

Attention:  Mr. John McRoberts

Gentlemen:

In accordance with your request, we are pleased to submit this appraisal report covering the market value of the professional office building and parking structure identified as follows:

                             MIDWAY MEDICAL PLAZA
                         5901 WEST OLYMPIC BOULEVARD
                           LOS ANGELES, CALIFORNIA
                                     AND
                          ADJACENT PARKING STRUCTURE
                         5975 WEST OLYMPIC BOULEVARD
                           LOS ANGELES, CALIFORNIA

The purpose of this valuation is to estimate the market value of the subject properties' leased fee estate as of March 1, 1994, subject to a master lease from OrNda HealthCorp. The report is to be used for asset valuation purposes. OrNda HealthCorp is selling this professional office building and adjacent parking structure for the purpose of incorporating them in a real estate investment trust (REIT). This valuation assumes that the prospective REIT is the owner of the property, with OrNda HealthCorp guaranteeing annual net rental income of $2,142,223 for both structures.

This appraisal investigation includes visits to the facilities, discussions with the current owners and management of the property, a review of available financial data, discussions with local brokers and government offices, and research and analysis of the market.

Crescent Capital Trust, Inc.
April 8, 1994
Page Two



"Market value" is defined as:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute.]


The subject property consists of a five-story medical office building, which contains a gross amount of 95,940 square feet with a net rentable amount of 87,008 square feet. The medical office building is located on a 25,825 square foot land parcel adjacent to Midway Hospital Medical Center. The building was constructed in 1985. In addition, an adjacent seven-story parking structure containing 199,340 square feet is included in the appraisal and planned lease arrangement. The parking structure is located on a 28,224 square foot site. The parking structure was constructed to serve the hospital complex and was constructed in 1984. The medical office building is presently 95.74 percent leased.

Crescent Capital Trust, Inc.
April 8, 1994
Page Three



In arriving at the opinion expressed in this report, it is assumed that the title to the property is free and clear and held under responsible ownership. The information furnished us by others is believed to be reliable, but no responsibility for its accuracy is assumed. The value reported herein is based upon the integrity of the information provided.

Based upon the procedures, assumptions and conditions outlined in this report, we estimate the market value of the leased fee interest in the Midway Medical Plaza and adjacent parking structure, as of March 1, 1994, to be:

                                 $21,420,000
                                 ===========

This value estimate includes real property only, and excludes the value of any furniture or equipment located within the property.

We have no responsibility to update our report for events and circumstances occurring after the date of this report. Neither the whole, nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without Valuation Counselors Group, Inc.'s prior written approval of the form and context in which it appears.

This appraisal report consists of the following:

         o       This letter outlining the services performed;

         o       Certifications of the appraisers;

         o       A Statement of Facts and Limiting Conditions;

         o       A Summary of Salient Facts and Conclusions;

         o       A Narrative Section detailing the appraisal of the property;
                 and

         o       An Exhibit Section containing supplementary data.

Crescent Capital Trust, Inc.
April 8, 1994
Page Four



A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                                        Respectfully submitted,

                                        VALUATION COUNSELORS GROUP, INC.

                                        /s/ Patrick J. Simers
                                        ---------------------
                                        Patrick J. Simers
                                        Managing Director

                           APPRAISER CERTIFICATION


I, the undersigned, do hereby certify that to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions.

         I have no present or prospective interest in the property that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

         My compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in or the use of this report.

         My analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the requirements of the Code of Professional Ethics, the Appraisal Institute, American Society of Appraisers, and the Uniform Standards of Professional Appraisal Practice.

         The use of this report is subject to the requirements of the Appraisal Institute and American Society of Appraisers relating to review by its duly authorized representatives.

         A representative of Valuation Counselors Group, Inc. has made a personal inspection of the property that is the subject of this report. Patrick J. Simers has not made a personal inspection of the property.


/s/ Patrick J. Simers
- ---------------------
Patrick J. Simers
Managing Director
Georgia Certified Appraiser No. 001977

                  STATEMENT OF FACTS AND LIMITING CONDITIONS


Valuation Counselors Group, Inc. strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion, or conclusion. To assist the reader in interpreting this report, such assumptions are set forth as follows:

Appraisals are performed, and written reports are prepared by, or under the supervision of, members of the Appraisal Institute in accordance with the Institute's Standard of Professional Practice and Code of Professional Ethics.

Appraisal assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent services related to an appraisal assignment (e.g., testimony, updates, conferences, reprint or copy services) is contemplated, special arrangements acceptable to Valuation Counselors Group, Inc. must be made in advance. Valuation Counselors Group, Inc. reserves the right to make adjustments to the analysis, opinions and conclusions set forth in the report as we may deem necessary by consideration of additional or more reliable data that may become available.

No opinion is rendered as to legal fee or property title, which are assumed to be good and marketable. Prevailing leases, liens and other encumbrances, including internal and external environmental conditions and structural defects, if any, have been disregarded, unless otherwise specifically stated in the report. Sketches, maps, photographs, or other graphic aids included in appraisal reports are intended to assist the reader in ready identification and visualization of the property and are not intended for technical purposes.

It is assumed that: no opinion is intended in matters that require legal, engineering, or other professional advice which has been or will be obtained from professional sources; the appraisal report will not be used for guidance in legal or professional matters exclusive of the appraisal and valuation discipline; there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and floodplain, unless otherwise noted; there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report; and the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

In the absence of competent technical advice to the contrary, it is assumed that the property being appraised is not adversely affected by concealed or unapparent hazards, such as, but not limited to, asbestos, hazardous or contaminated substances, toxic waste or radioactivity. The appraiser is not qualified to detect such substances.

                  STATEMENT OF FACTS AND LIMITING CONDITIONS


No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area were taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy, and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of Valuation Counselors Group, Inc.'s knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

It should be specifically noted by any prospective mortgagee that the appraisal assumes that the property will be competently managed, leased, and maintained by financially sound owners over the expected period of ownership. This appraisal engagement does not entail an evaluation of management's or owner's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No effort has been made to determine the impact of possible energy shortages or the effect on this project of future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

The date of the appraisal to which the value estimate conclusions apply is set forth in the letter of transmittal and within the body of the report. The value is based on the purchasing power of the United States dollar as of that date.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser, or Valuation Counselors Group, Inc., or the MAI designation, and the Appraisal Institute, or the SRPA designation shall be disseminated to the public through public relations media, news media, sales media or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc.

Unless otherwise noted, Valuation Counselors Group, Inc. assumes that there will be no changes in tax regulations.

No significant change is assumed in the supply and demand patterns indicated in the report. The appraisal assumes market conditions observed as of the current date of our market research stated in the letter of transmittal. These market conditions are believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

                  STATEMENT OF FACTS AND LIMITING CONDITIONS


The report and the final estimate of value and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed, solely for the purposes stated and should not be relied upon for any other purpose. Any allocation of total price between land and the improvements as shown is invalidated if used separately or in conjunction with any other report.

This report assumes that the property is in compliance with the various requirements of the Americans with Disabilities Act (ADA) or that the cost of compliance is minimal. As appraisers, we are not qualified to determine compliance with ADA, and this report does not consider any effects of the ADA on the value of the property.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS


GENERAL DATA

Effective Date of Value:                                March 1, 1994

Date of Report:                                         March 1, 1994

Property Identification/                                Midway Medical Plaza
   Location:                                            5901 West Olympic Boulevard
                                                        Los Angeles, California

                                                        Parking Structure
                                                        5975 West Olympic Boulevard
                                                        Los Angeles, California

Interest Appraised:                                     Leased Fee Estate

Gross Building Area:                                    MOB - 95,040 square feet
                                                        Parking Structure - 199,340 square feet

Net Leasable Area:                                      MOB - 87,008 square feet

Improvements Description:                               MOB - Five-story, concrete frame
                                                        structure containing approximately 95,940
                                                        gross square feet and 87,008 net square
                                                        feet built in 1985.

                                                        Parking Structure - Seven-story, steel
                                                        frame structure containing 199,340 square
                                                        feet and 755 parking spaces, built in 1984.

Subject Land Size:                                      MOB Site - 25,825 SF, or 0.59 acres.
                                                        Parking Site - 28,224 SF, or 0.65 acres.

MOB Structure Occupancy:                                95.74%

CONCLUSIONS

Cost Approach:                                          $19,200,000

Sales Comparison Approach:                              $19,860,000

Income Approach:                                        $21,420,000

Final Value Estimate:                                   $21,420,000
                                                        ===========

                               TABLE OF CONTENTS


                                                                    Page
Transmittal Letter
Appraiser Certifications
Statement of Facts and Limiting Conditions
Summary of Salient Facts and Conclusions

INTRODUCTION                                                         1
     Property Identification                                         1
     Purpose and Effective Date of the Appraisal                     1
     Function of the Appraisal                                       1
     Scope of the Appraisal                                          2
     Property Rights Appraised                                       2
     Definition of Value                                             2
     Ownership History                                               3
     History and Nature of the Business Environment                  3
     Reasonable Exposure Time                                        6


DESCRIPTIVE DATA                                                     7
     Regional Description                                            7
     Neighborhood Description                                       10
     Zoning                                                         11
     Real Estate Taxes and Assessments                              12
     Site Descriptions                                              13
     Buildings and Land Improvements Description                    14

HIGHEST AND BEST USE                                                16

VALUATION SECTION                                                   20
     Valuation Methodology                                          20
     Cost Approach                                                  21
     Sales Comparison Approach                                      34
     Income Approach                                                43

CORRELATION AND CONCLUSION                                          45

                               TABLE OF CONTENTS


EXHIBIT SECTION

Exhibit A        -    Professional Qualifications
Exhibit B        -    Legal Description
Exhibit B        -    Metropolitan Area Map
Exhibit C        -    Neighborhood Map
Exhibit D1       -    Plat Map - Medical Office Building
Exhibit D2       -    Plat Map - Parking Structure
Exhibit E        -    Building Description
Exhibit F        -    Land Improvements Description
Exhibit G        -    Subject Photographs
Exhibit H        -    Improved Sales Photographs

                                 INTRODUCTION


PROPERTY IDENTIFICATION

The subject property is known as the Midway Medical Plaza, which is located at 5901 West Olympic Boulevard in Los Angeles, California. This building is a five-story medical office structure, which is located on an 0.59-acre site.
The building was constructed in 1985 and contains 95,040 gross square feet and 87,008 net rentable square feet. The building is presently 95.74 percent leased. In addition to the medical office building, the adjacent parking structure is included in this appraisal analysis. The parking structure is a seven-story structure which contains 199,340 square feet. The building was constructed in 1984 and is located at 5975 West Olympic Boulevard, Los Angeles, California on an 0.65-acre site.


PURPOSE AND EFFECTIVE DATE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the real property identified above. The effective date of valuation is March 1, 1994, the date of our last inspection.


FUNCTION OF THE APPRAISAL

The report is to be used for internal financial valuation purposes. The buyers are considering the purchase of several professional office buildings for the purpose of establishing a real estate investment trust (REIT). The subject property would be included in these purchases. It is our understanding that the REIT will involve mortgage financing.

SCOPE OF THE APPRAISAL

This appraisal engagement includes all three of the standard valuation approaches and is in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and Society of Real Estate Appraisers. The scope of our assignment included collecting, verifying and analyzing market and property data applicable to the three approaches and consistent with the property's highest and best use. The results of the three approaches are then reconciled into a final value conclusion considering the relevancy and quality of data presented in each of the approaches.


PROPERTY RIGHTS APPRAISED

The property right appraised herein is the Leased Fee Estate.

"Leased Fee Estate" is:

         "an ownership held by the landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor (the leased fee owner) and leased fee are specified by contract terms contained within the lease."

         [The Appraisal of Real Estate, p. 123, 10th Ed., published by The Appraisal Institute.]


DEFINITION OF VALUE

For the purpose of this valuation, "market value" is defined as follows:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute].


OWNERSHIP HISTORY

The subject properties were acquired by Summit Acquisition, Inc. on April 30, 1980 from Midway Hospital. On the same date, Summit Acquisition, Inc. transferred the properties to Summit Properties, a California General Partnership. In 1983 the properties were transferred to OrNda HealthCorp in conjunction with the purchase of the entire hospital complex. A segregated value of the assets appraised has not transpired in the past three years.


HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT

United States Economic Performance and Outlook

The value of the business enterprise is influenced by potential returns available from alternative investments. These return expectations are affected by economic conditions as they impact the ability of a business enterprise to generate a return on its invested capital. Perhaps the most important economic indicator affecting potential investor returns is the aggregate demand for goods and services. Aggregate demand is measured by a country's Gross Domestic Product (GDP), which is the sum of all domestic expenditures for consumption, government services, and net exports.

The United States economy has been in a period of slow economic growth, but the rate of growth appears to have increased in recent months. Gross Domestic Product (GDP) increased at a 2.1 percent annual rate during 1992 after declining (1.2%) during 1991. The GDP was 0.7 percent and 1.6 percent, respectively, for the first and second quarters of 1993, and an estimated 4.0 percent for the fourth quarter of 1993.

The components of GDP indicate that the economic recovery is affecting many sectors of the economy. Personal consumption expenditures, which account for approximately two-thirds of GDP, rose only 1.3 percent during the first half of 1993. Non-Residential Fixed Investment advanced 2.2 percent and Residential Fixed Investment grew 1.7 percent. Federal Government Purchases declined (0.6%) over the same period. Federal Government Purchases account for 7.2 percent of the total GDP, and this decline is limited to the rate of overall GDP growth.

The value of the business enterprise is also affected by the current and expected levels of inflation and interest rates. Inflation creates uncertainty in the mind of investors as they attempt to estimate future investment returns. This uncertainty is incorporated into both the required return on equity and debt capital. The Federal Reserve has warned, however, that interest rates will be pushed higher if inflation begins to show signs of "heating up".

The economic downturn in the early 1990s resulted in sharply lower inflation. The Consumer Price Index (CPI) ended 1992 with a 3.0 percent increase compared to a 4.2 percent increase during 1991. The CPI for 1993 is currently estimated at 3.3 percent. The GDP Deflator, a much broader price level index, ended 1992 with a 2.6 percent annual increase compared to a 4.0 percent increase during 1991. The GDP Deflator is currently estimated at 2.5 percent for 1993.

The Federal Reserve Bank has adopted a relatively easier monetary policy as a result of the recession. Interest rates, as represented by long-term Treasury bond yields, declined approximately ten basis points compared to rates existing a year earlier. Long-term corporate bond rates have also decreased and the Federal Reserve's discount rate reductions have prompted commercial banks to lower their prime lending rate to 6.0 percent. Selected monetary statistics are presented in the following table.

                    INTEREST RATES AND SELECTED STATISTICS

                                       JANUARY 6, 1994        JANUARY 2, 1992

Federal Fund Rate                           3.0%                    3.9%
90-Day Treasury Bill Rate                   3.1%                    3.9%
30-Year Treasury Bond                       6.4%                    7.5%
Aaa Bond Yield                              6.9%                    8.2%
Prime Rate                                  6.0%                    6.5%


Economic Outlook

According to Value Line's Quarterly Economic Review, dated December 24, 1993, the economic recovery is now 2.5 years old, but shows much slower growth than normal for a mature recovery. Among factors cited by Value Line for contributing to the recent slow growth are "high debt, stagnant personal income, low consumer confidence and a troubling unemployment rate". Recent improvements have focussed on the auto, machinery, steel, housing and specialty retailer market segments. Value Line cautions, however, that the recent improvements in the economy are being limited by a slow job growth base. Value Line's Quarterly Economic Review identified the following estimates for selected economic statistics from 1993 to 1995.


                                           1993           1994           1995

Real GDP                                   2.6%           3.3%           3.3%
Personal Consumption Expenditures          3.0%           2.7%           2.3%
Federal Government Purchases              (4.8%)         (5.8%)         (4.0%)
30-Year Treasury Bond Yields               6.6%           6.6%           6.8%
Prime Rate                                 6.0%           6.2%           6.4%
Consumer Price Index                       3.1%           3.2%           3.3%

In summary, these factors play an important part in determining the supply and demand for real property, and, indirectly, the value of properties. Most of the forces discussed above are indicating an on-going soft demand for many types of commercial real estate. This soft demand has caused some property values to remain flat and some to decline. The lower interest rates in recent periods, however, are serving to stabilize commercial property values.


REASONABLE EXPOSURE TIME

The Appraisal Foundation defines "Exposure Time" as follows:

         "The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market. Exposure Time is different for various types of real estate and under various market conditions. It is noted that the overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable effort. This statement focusses on the time component."

         [Statement on Appraisal Standards No. 6 (SMT-6) from the Appraisal Foundation.]


It is our opinion, based on an analysis of comparable sales and market transactions, that a reasonable exposure time for the subject property type, at the appraised market value, is three to six months.

                               DESCRIPTIVE DATA


REGIONAL DESCRIPTION

GENERAL DATA

This section of our report summarizes the socioeconomic characteristics of the market area to provide a frame of reference for our subsequent analysis.

The subject property is located in the mid-city section of the city and county of Los Angeles, in the state of California. The mid- city section is situated approximately 6.25 miles west of the downtown Los Angeles Civic Center. As a point of reference, this area is referred to as Zip Code Area 90019 in our regional analysis.

DEMOGRAPHIC ANALYSIS

Demographic data was obtained from Urban Decision Systems for Los Angeles County and the Zip Code Area 90019. The following table shows the demographic trends of the county and 90019 from 1980 through projected 1995.

       DEMOGRAPHIC TRENDS OF LOS ANGELES COUNTY AND ZIP CODE AREA 90019

                         1980       1990     ANNUAL %   ANNUAL 1995   ANNUAL %
                        CENSUS     CENSUS  CHANGE 80-90 (PROJECTED) CHANGE 90-95

LOS ANGELES COUNTY
Population             7,477,503   8,758,093   1.6%       9,419,223     1.5%
Households             2,730,469   2,974,734   0.9%       3,096,420     0.8%
Household Size              2.74        2.94                   3.04
Median Age                              31.7
ZIP CODE AREA 90019
Population                53,63 2     62,766   1.6%          67,710     0.8%
Households                21,69 8     24,248   1.1%          25,527     1.0%
Household Size              2.4 2       2.57                   2.63
Median Age                              33.4

In Los Angeles County, total population increased from 7,477,503 in 1980 to 8,758,093 in 1990, which represents an increase of 1.6 percent on an annual compounded basis. In comparison, the change in total population in Zip Code Area 90019 was from 53,632 in 1980 to 62,766 in 1990. This change in population is also 1.6 percent per year.

Total number of households at both geographical levels increased at a slower rate than their population counterparts. This implies an increase in the total number of persons per household. At the county level, average household size increased from 2.74 persons to 2.94. In comparison, average household size is smaller at the city level. Between 1980 and 1990, average household size in Zip Code Area 90019 changed from 2.42 to 2.57 persons.

Slow population growth is anticipated between 1990 and 1995. Total population in Los Angeles County is projected to increase at an annual rate of 1.5 percent, thus indicating a total estimate of 9,419,223 by the year 1995. For Zip Code Area 90019, annual growth rate is expected to be the same at 1.5 percent per year. By 1995, total population in Zip Code Area 90019 is expected to be 67,710.

The current median age of residents in Zip Code Area 90019 is older than that of the county, 33.4 years versus 31.7 years, respectively. The median age nationwide is 33 years.

ECONOMIC INDICATORS

Between 1980 and 1990, median annual household income in Los Angeles County increased from $17,563 to $30,525, or 5.7 percent on an annual compounded basis. During the same period, the median annual household income in Zip Code Area 90019 increased from $12,818 in 1980 to $26,140 in 1990, an annual compounded increase of 7.4 percent. Projections to 1995 for the county indicate an increase of 4.0 percent on an annual compounded basis. The projected income for Zip Code Area 90019 indicates an increase to $28,860 to
2.0 percent per year on an annual compounded basis.

WORK FORCE, TRADE, INDUSTRY

According to the State of California Employment Development Department, the highest employment demand in 1990 within Los Angeles County derived from service industries, accounting for 29 percent of the total number of persons employed. Manufacturing accounted for the second largest industry with 20 percent, followed by retail trade (15.3%), and government (12.5%). Between 1989 and 1990, services, government and FIRE (finance, insurance and real estate), experienced the largest growth in employment increases.

Between 1986 and 1990, the total number of unemployed and the associated unemployment rates are presented below:

                                                                 PERCENTAGE
YEAR                             NUMBER                         UNEMPLOYMENT

1990                            255,000                             5.8
1989                            196,300                             4.6
1988                            203,000                             4.9
1987                            243,600                             5.9
1986                            204,000                             6.7



Since 1986, the unemployment rate has been between 4.6 percent and 6.7 percent. However, not shown is the current employment picture in Los Angeles. The recession has caused numerous large companies such as Hughes Aircraft to layoff a large percentage of their work force. The unemployment rate is greater than the 1990 level of 5.8 percent.


Summary

It is questionable how many years it will take for the local economy to stabilize and start showing some type of improvement. Major construction in the county has slowed due to lack of demand and because the lenders are not making construction money available to the developers. It is projected that many of the aerospace companies will continue to layoff more workers over the next year. While some parts of the country are showing signs of revitalization, it is forecasted that California, and in particular southern California, will lag behind since it was the last part of the country to experience the recession.


NEIGHBORHOOD DESCRIPTION

The subject properties are situated on the north side of West Olympic Boulevard, on the east and west side of Genesee Avenue, on the east side of Spaulding Avenue, and on the west side of Ogden Drive. The subject properties lie just east of the intersection of three major arteries; West Olympic and San Vicente Boulevards and Fairfax Avenue.

Olympic Boulevard is 100 feet wide, asphalt-paved with curbs, gutters, sidewalks and street lights. Improvements along Olympic Boulevard in the subject neighborhood consist of commercial structures at Fairfax Avenue and Olympic Boulevard, the subject medical office building, parking structure, hospital and parking lots to the east, the West Side Jewish Center and multi-family dwellings east and beyond.

San Vicente Boulevard is 150 feet wide, asphalt-paved with landscaped median, curbs, gutters, sidewalks and street lights. Improvements along San Vicente Boulevard in the subject neighborhood consist of commercial structures at Fairfax Avenue and San Vicente Boulevard, the subject hospital and parking lots, small medical office buildings to the east, the West Side Jewish Center and multi-family dwellings east and beyond.

Ogden, Genesee, Spaulding and Alandele Avenues are minor residential roadways averaging 50 feet wide, and are asphalt-paved with curbs, gutters, sidewalks and street lights. These streets are improved with the subject medical office building, parking structure, parking lots, the SCCIS and a triplex near and at their intersections with Olympic Boulevard. The balance of the improvements along these streets consist of single-family dwellings. Fairfax Avenue is 100 feet wide, asphalt-paved with curbs, gutters, sidewalks and street lights. Improvements consist of commercial structures and Westside Hospital, a 91-bed acute care facility approximately two blocks from the subject properties.

Conclusion

The neighborhood is mature with improvements construction dating from the late 1920s forward. While the riots of April 1992 affected adjacent neighborhoods, the subject neighborhood was not affected and remains well maintained and in good condition. The presence of the hospital and associated properties creates a healthcare campus and enhances the community in which it serves. Access to the subject neighborhood from the Southern California freeway system is good via the I-10 Freeway/Fairfax Avenue interchange, approximately two miles south of the subject property.


ZONING

The subject sites are zoned by the city of Los Angeles as C2-1, Commercial.

The following is a description of, and lot restrictions for, each of the zoning regulations:

         C2-1 zoning allows uses such as C1.5 zone uses; department stores, theaters, broadcasting studios, parking buildings, parks and playgrounds and R4 uses, retail, limited manufacturing, hospitals, clinics, auto services, contractors, churches and schools.

         Minimum Lot Size         -        None for commercial use

         Minimum Lot Width        -        Forty feet for commercial use

         Size Yards               -        None for commercial uses

         Maximum Building Height  -        None

         Parking                  -        One space per 500 SF of building
                                           area.  Hospitals require two spaces
                                           for each patient bed.

The subject improvements are legal uses.

Easements/Encroachments/Restrictions

We are not aware of any easements, encroachments or restrictions that would adversely affect the development of the subject sites.


Flood Zone

The subject properties are located in Community Panel No. 060137007D, February 4, 1987, Zone C (an area of minimal flooding).


Earthquake Zone

According to the California Department of Conservation, Division of Mines and Geology, the subject is not located in an Alquist- Prolo Special Study zone. This indicates that there are no active fault lines at the intersection of San Vicente Boulevard, Olympic Boulevard and Fairfax Avenue.

Legal Descriptions

The legal descriptions for the subject properties are included in the Exhibit Section of this report.


REAL ESTATE TAXES AND ASSESSMENTS

The subject properties are assessed by Los Angeles County for the 1992/1993 tax year at 100 percent of market value. The tax rate for this area is $1.05307 per $100 of assessed value plus special assessments. The assessment and taxes applicable to the subject properties are shown as follows:

PARCEL NO. 5086-024-025 (MEDICAL OFFICE BUILDING)

         Assessed Value:
             Land                                        $   915,008
             Buildings                                    12,207,912
                                                         -----------
             Total                                       $13,122,920

         Taxes:                                          $138,193.78



PARCEL NO. 5086-019-009 (PARKING STRUCTURE)

         Assessed Value:
             Land                                        $   982,734
             Buildings                                     5,696,979
                                                         -----------
             Total                                       $ 6,679,713

         Taxes:                                          $ 72,062.26



SITE DESCRIPTIONS

For the purpose of our analyses, we have described the subject sites as follows:

MEDICAL OFFICE BUILDING SITE

The medical office building (MOB) site consists of one parcel containing 0.59 acres, or approximately 25,825 square feet. It is an irregularly-shaped site with approximately 221 frontage feet on the north side of Olympic Boulevard, 112 frontage feet on the west side of Spaulding Avenue and 112 frontage feet on the east side of Genesee Avenue. The frontage on Olympic Boulevard is interrupted by a 1,279 square foot, wedge-shaped site belonging to others.

PARKING STRUCTURE SITE

This site consists of one parcel containing 0.65 acres, or approximately 28,224 square feet. The site is nearly rectangular in shape with 254 frontage feet on the north side of Olympic Boulevard, 112 frontage feet on the west side of Genesee Avenue and 112 frontage feet on the east side of Ogden Avenue.

Both of the sites are level at street grade. However, commencing at about Genesee Avenue, the terrain ascends upward gently to the crest of a hill several blocks to the east.

All of the usual and necessary utilities are available to the subject site from the following suppliers:

         Electricity      -       Southern California Edison Company
         Gas              -       Southern California Gas Company
         Water            -       City of Los Angeles
         Sewer            -       City of Los Angeles
         Telephone        -       Pacific Bell

Summary

The site are well suited to their improvements. The medical office building has good street visibility from both Olympic and San Vicente Boulevards and Fairfax Avenue with good access to the parking structure and parking lots.


BUILDINGS AND LAND IMPROVEMENTS DESCRIPTION

The subject properties are comprised of the medical office building and the parking structure. These improvements are described as follows:

Buildings

MEDICAL OFFICE BUILDING

This building is a five-story, concrete frame structure containing 95,940 gross square feet and 87,008 net leaseable square feet. It was constructed in 1985. The building is constructed upon a reinforced concrete foundation under masonry with metal and glass panel exterior walls with a flat lightweight concrete roof with an insulated rolled cover. The interior of the building is divided into the lobby, a pharmacy and office suites. There are three five-stop elevators. Heating and ventilating consists of a computerized double-duct, vari-volume system. The building appears to be in good condition and the mechanical components appear to be in working order.

PARKING STRUCTURE

This building is a seven-story, concrete and steel frame structure containing 199,340 square feet. It was constructed in 1984. The building is constructed upon a reinforced concrete foundation under masonry exterior walls with concrete floors. The structure has 755 parking spaces, a seven-stop elevator, a steel stairwell, electric gates and a kiosk. The parking structure appears to be in good condition.


Land Improvements

Land improvements consist of a concrete patio at the front of the structure with concrete planters and benches and outdoor lighting. There is minimal landscaping with an automatic sprinkler system.

                             HIGHEST AND BEST USE


The Appraisal Institute defines "highest and best use" as follows:

         "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value"

         [The Appraisal of Real Estate, P. 45, 10th Ed. published by The Appraisal Institute.]

The four categories of highest and best use analysis are:

         1. Physically Possible - Uses which are physically possible for the site and improvements being analyzed.

         2. Legally Permissible - Uses permitted by zoning and deed restrictions applicable to the site and improvements being analyzed.

         3. Financially Feasible - This step identifies if the physically possible and legally permitted alternatives produce a net income equal to or greater than the amount needed to satisfy operating expenses.

         4. Maximally Productive - This step clarifies which of the financially feasible alternatives provides the highest value consistent with the rate of return warranted by the market for a particular use.

There are two types of highest and best use: THE HIGHEST AND BEST USE OF LAND AS VACANT and THE HIGHEST AND BEST USE OF A PROPERTY AS IMPROVED. Both types are discussed as follows using the four categories of highest and best use.

As Vacant

The purpose of this analysis, given the sites ares vacant or can easily be made vacant, is to determine if something should be constructed on the site, and, if so, what should be constructed on the site.

PHYSICALLY POSSIBLE

The size and shape of the subject sites are adequate for the development of a limited number of uses. These would include the development of residential, commercial, and office/institutional uses. The small sizes of the parcels would preclude the development of any industrial use.

LEGALLY PERMISSIBLE

The subject parcels are zoned C2-1, Commercial. This zoning designation allows for the development of most commercial uses including stores, theaters, parking buildings retail use, hospitals and multi-family residential uses, etc. This use would not allow the development of industrial properties and single-family development.

Surrounding use patterns of the subject sites include the hospital campus, Westside hospital, and small businesses such as fast food restaurants, dry cleaners, florists, etc.

FINANCIALLY FEASIBLE

Having established that the sites are physically suited and legally permitted for the development of medical office building space and parking structure, the next consideration is economic feasibility. Financially feasible uses for the site, if vacant, are those uses that would generate an economic return to the land. The subject structures serve the adjacent hospital which has served the community for 20 years. The surrounding uses of the subject would suggest that economically feasible uses would be related to support of the healthcare business community.

MAXIMALLY PRODUCTIVE

The maximally productive use is a financially feasible use that would produce the greatest land value. Medical office and parking uses are physically feasible and legally permissible. Based on this analysis, the highest and best use of the land, if vacant, would be for the development of their current use for the support of the hospital campus.


As Improved

The subject sites are currently improved with a 95,040 square foot medial office building and 199,340 square foot parking structure. The purpose of this discussion is to determine whether to leave the improvements as they are, to modify the improvements or to remove the improvements.

PHYSICALLY POSSIBLE

It would obviously be physically possible to leave the improvements as they are, to demolish the improvements and replace them with new improvements, or to modify existing improvements. The improvements were recently constructed and considered functional. The medical office building could be converted to ancillary space for the adjacent hospital facility or converted to more typical office space. It would be anticipated that, due to recent trends in hospital care, that ancillary development would be its most likely alternative conversion. The parking structure can be converted to alternative use but the cost may be prohibitive, and use of the parking structure is necessary to continue to support the medical office building and the hospital enterprise.

LEGALLY PERMISSIBLE

The buildings, as improved, are assumed to be a legal conforming use, since the properties were recently constructed and received an occupancy permit. Under the current zoning, the property could remain as it is, be torn down, or renovated.

FINANCIALLY FEASIBLE

As improved, the structures provide significant support to the neighboring hospital facility which gives support to their economic existence in their present use as-built. The office building is presently 95.74 percent occupied with physicians who practice at the neighboring hospital facility. It appears that the improvements in their present use represent the most financially feasible use of the subjects.

MAXIMALLY PRODUCTIVE

The maximally productive use for the existing properties are the financially feasible uses that produces the greatest property value. The existing use was the only financially feasible use. The highest and best use, as improved, is the properties' current use.

                               VALUATION SECTION


VALUATION METHODOLOGY

There are three principal methods to estimate the market value of the assets of the subject property. These are summarized as follows:

         COST APPROACH: This method is based on the principle of substitution, whereby no investor would prudently pay more for a property than it costs to buy land and build a comparable new building. The market value is estimated by calculating the replacement costs of a new building and subtracting all forms of depreciation and obsolescence present in the existing facility. This provides a depreciated value of the subject improvements if replaced new. The estimate of the current value of the subject land is then added to provide a market value of the property.

         SALES COMPARISON APPROACH: The principle of substitution also says that market value can be estimated as the cost of acquiring an equally desirable substitute property, assuming no costly delay in making the substitution. This method analyses the sales of other comparable improved properties. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

         INCOME APPROACH: This method is based on the principle of anticipation, which recognizes that underlying value of the subject property can be estimated by its cash flow or stream of earnings. This approach simulates the future earnings for the property, and converts those earnings into a present market value estimate.

Consideration has been given to each of the three methods to arrive at a final opinion of value. The application of each approach to value is further discussed in the appropriate sections which follow.

                                 COST APPROACH


In the Cost Approach, the subject property is valued based upon the market value of the land, as if vacant, to which is added the depreciated replacement cost of the improvements. The replacement cost new of the improvements is adjusted for accrued depreciation resulting from physical deterioration, functional obsolescence, and external (or economic) obsolescence.

The cost analysis involves three basic steps:

        o    Land value estimate.

        o    Estimated replacement cost of the improvements.

        o    Estimation of the accrued depreciation from all causes.

The sum of the market value of the land and the depreciated replacement cost of the improvements and equipment is the estimated market value via the Cost Approach.


Land Valuation

Land valuation, assuming the site is vacant, is based upon the following steps:

        o A comparison with recent sales and/or asking prices for similar land.

        o Interviews with reliable real estate brokers and other informed sources who are familiar with local real estate activity.

        o        Our experience in estimating land values.

The following sales are located within the general market area of the subject property and are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.

Land Comparable Number 1

APN Number:                         5521-007-019

Location:                           South side of Melrose Avenue one-half block
                                    west of Ardmore.

Size:                               0.148 acres, or 6,460 square feet

Sale Date:                          January 28, 1992

Document Number:                    142216

Grantor:                            Mr. and Mrs. Zalman and Esther Roth

Grantee:                            Mr. and Mrs. Kyung Hee and In Kyu Lee

Sale Price:                         $265,000

Price Per Square Foot:              $41.02

Terms of Sale:                      Cash and seller financing at market rates.

Shape:                              Rectangular

Utilities:                          All Available

Zoning:                             C2-2

Land Comparable Number 2

APN Number:                         5535-029-010

Location:                           North side of Melrose Avenue one-half block
                                    west of Hobart

Size:                               0.149 acres, or 6,500 square feet

Sale Date:                          December 19, 1992

Document Number:                    2439104, 2439105

Grantor:                            Charlotte Reed, et al

Grantee:                            Mr. and Mrs. Mansour and Prichehr Benlevy

Sale Price:                         $330,000

Price Per Square Foot:              $50.77

Terms of Sale:                      All Cash

Shape:                              Rectangular

Utilities:                          All Available

Zoning:                             C2-2

Land Comparable Number 3

APN Number:                         5523-012-014

Location:                           Northwest corner of Larchmont
                                    Boulevard and Clinton Avenue

Size:                               0.16 acres, or 7,000 square feet

Sale Date:                          December 17, 1992

Document Number:                    2368714, 2368715

Grantor:                            Mary Auerback, et al

Grantee:                            Ellis C. Wong

Sale Price:                         $550,000

Price Per Square Foot:              $78.57

Terms of Sale:                      All Cash

Shape:                              Rectangular

Utilities:                          All Available

Zoning:                             C2-1

Comments:                           Currently being utilized for
                                    medical/dental office.

Land Comparable Number 4

APN Number:                         5088-014-005,006

Location:                           South side of Wilshire Boulevard, one
                                    block west of Crescent Heights Boulevard

Size:                               0.45 acres, or 19,800 square feet

Sale Date:                          December 31, 1992

Document Number:                    2455200

Grantor:                            Nedjatollah Zarabi, et al

Grantee:                            6300 Wilshire Associates

Sale Price:                         $2,000,000

Price Per Square Foot:              $101.01

Terms of Sale:                      All Cash

Shape:                              Rectangular

Utilities:                          All Available

Zoning:                             C4-4

Comments:                           Currently being utilized for surface
                                    parking with owner wishing to place
                                    parking structure on site.

A summary of the land sales is shown as follows:

                               SUMMARY OF LAND COMPARABLES


   LAND                                              SALE           SIZE         PRICE
COMPARABLE     LOCATION                              DATE           (SF)         PER SF
     1         Melrose/Ardmore                      01/92           6,460        $41.02
     2         Melrose/Hobart                       12/92           6,500        $50.77
     3         Larchmont/Clinton                    12/92           7,000        $78.57
     4         Wilshire/Crescent Heights            12/92          19,800       $101.01
  SUBJECT      MOB SITE                                            28,825
               PARKING STRUCTURE SITE                              28,224

Discussion of Land Comparables

Due to the proximity and similar nature of the two subject sites, all comparisons which apply to the MOB site also apply to the parking structure site. An adjustment grid which summarizes our findings follows the parcel discussions.

LAND COMPARABLE NUMBER 1 is an older sale and must be adjusted downward for market conditions as overall sale prices in the region have fallen over the prior two years. The sale has an inferior location to the subject and has been adjusted upward for this occurrence. The comparable's size is smaller than the subject indicating further upward adjustments in comparison to the subject sites. Overall, this sale has been adjusted upward in comparison to the subjects' land parcels.

LAND COMPARABLE NUMBER 2 is an older sale and must be adjusted downward for market conditions as overall sale prices in the region have fallen over the prior two years. The sale has an inferior location to the subject and has been adjusted upward for this occurrence. The comparable's size is smaller than the subject indicating further upward adjustments in comparison to the subject sites. Overall, this sale has been adjusted upward in comparison to the subjects' land parcels.

LAND COMPARABLE NUMBER 3 is an older sale and must be adjusted downward for market conditions as overall sale prices in the region have fallen over the prior two years. The sale has an inferior location to the subject and has been adjusted upward for this occurrence. The comparable's size is smaller than the subjects, indicating further upward adjustments in comparison to the subject sites. Overall, this sale has been adjusted upward in comparison to the subject's land parcels.

LAND COMPARABLE NUMBER 4 is an older sale and must be adjusted downward for market conditions as overall sale prices in the region have fallen over the prior two years. The sale has a superior location to the subject and has been adjusted downward for this occurrence. The comparable's size is similar to the subject negating any size adjustment. The sale has a superior zoning over the subject and downward adjustments for this occurrence have been made. Overall, this sale has been adjusted upward in comparison to the subjects' land parcels.

The adjusted sales prices per square foot of the comparables range from a low of $47.99 to a high of $99.00 per square foot with an overall average of $70.35 per square foot. In our opinion, the subject sites would be valued at a value range slightly above the overall average, or $75.00 per square foot. This would indicate a total land value for the two parcels in the amount of:

              Medical Office Building Site         $1,936,875
              Parking Structure Site                2,116,800
                                                   ----------
              TOTAL BOTH SITES                     $4,053,675

               L A N D   S A L E   A D J U S T M E N T   G R I D
                Midway Medical Office Building & Parking Garage
                            Los Angeles, California

                               Subject      Land Comp     Land Comp     Land Comp     Land Comp
  Element                                      #1            #2           #3           #4

Sale Price/SF                               $ 41.02        $ 50.77       $ 78.57       $101.01

Property Rights               Fee Simple    Same           Same          Same          Same
  Adjustment
                                            --------------------------------------------------
Adjusted Price/SF                           $ 41.02        $ 50.77       $ 78.57       $101.01

Financing                       Cash        Cash           Cash          Cash          Cash
  Adjustment
                                            --------------------------------------------------
Adjusted Price/SF                           $ 41.02        $ 50.77       $ 78.57       $101.01

Conditions of Sale                          None           None          None          None
  Adjustment
                                            --------------------------------------------------
Adjusted Price/SF                           $ 41.02        $ 50.77       $ 78.57       $101.01

Market/Time
  Adjustment                                   -10%           -10%         -10%          -10%
                                            --------------------------------------------------
Adjusted Price/SF                           $ 36.92        $ 45.69       $ 70.71       $ 90.91

Other Adjustments:
  Location Adjustment                            10%            15%           20%          -10%
  Topography Adjustment                           0%             0%            0%            0%
  Size Adjustment                                20%            20%           20%            0%
  Zoning Adjustment                               0%             0%            0%          -10%
    Net Other Adjustments                        30%            35%           40%          -20%

FINAL ADJUSTED PRICE PER SF                 $ 47.99        $ 61.69       $ 99.00       $ 72.73
                                            ==================================================


Building and Site Improvements

The building and site improvements have been valued on the basis of replacement cost less accumulated depreciation. The cost new was estimated via the calculator cost method, with cost factors obtained from Marshall Valuation Services, Inc., a national cost manual. The unit cost includes both direct and indirect costs, with adjustments made for special building features, construction quality, time and location. The composite unit cost has then been applied to the gross square footage of the building to derive the replacement cost new. A schedule at the end of this section derived from the Marshall Valuation Services shows the estimated replacement cost by category for the subject building plus estimates of all forms of depreciation.

The total accumulated depreciation of a structure represents the loss in value due to physical deterioration, functional obsolescence, or external (or economic) obsolescence. Economic life of a structure or improvement is the period over which they contribute to the value of the property. These terms are defined as follows:

        Physical Deterioration: The loss in value due to deterioration or ordinary wear and tear, i.e., natural forces taking their toll of the improvements. This begins at the time the building is completed and continues throughout its physical life.

        Functional Obsolescence: The loss in value due to poor plan, functional inadequacy, or super-adequacy due to size, style, design, or other items. This form of depreciation occurs in both curable or incurable forms.

        External (or Economic) Obsolescence: The loss in value caused by forces outside the property itself. It can take many forms such as excessive noise levels, traffic congestion, abnormally high crime rates, or any other factors which affect a property's ability to produce an economic income, thereby causing a decline in desirability. Other forms of economic obsolescence may include governmental restrictions, excessive taxes, or economic trends.

        Economic Life: The economic life of a good quality medical office buildings is typically 50 years. For the subject building, we have assumed an economic life of 50 years.

        Remaining Economic Life: Remaining economic life can be defined as the number of years remaining in the economic life of the structure or structural components as of the date of the appraisal.

Marshall Valuation Services, Inc. was used to estimate the overall economic life of the improvements. The assignment of economic lives assumed that, except for the building shell and foundation, building components would be replaced periodically over the life of the building.


Physical Depreciation

The amount of physical depreciation and obsolescence in the subject building is minimal due to its young age. Observation of the subject property indicated that the structure and related component parts have been adequately maintained through a continuous maintenance service program.

The subject properties were constructed in 1984 and 1985, and are in good condition. It is judged that the subject buildings have an effective age equal to eight years. The remaining useful life is estimated to be 42 years. This translates into a physical depreciation estimate of 16 percent (8 years divided by 50 years). The amount of depreciation attributable to the property has been estimated on a straight-line basis, which is founded on the assumption that depreciation of a property occurs equally throughout its economic life.

The elements which make up site improvements have shorter economic lives than the building. We have estimated the aggregate useful lives of these items to be 20 years with an effective age of three years and a remaining useful life of 12 years. Therefore, the depreciation rate attributable to the site improvements on a straight-line basis is estimated to be 40 percent. Entrepreneurial profit and miscellaneous replacement costs are depreciated at a blended depreciate rate.

The subject building and site improvement replacement costs were calculated to be $18,040,373. Replacement costs normally include an entrepreneurial profit of 10 percent to 15 percent to induce the property owner to undergo the development. Entrepreneurial overhead, profit and miscellaneous fees were estimated at 10 percent.

Total depreciation is estimated at $2,894,579, based on 16 percent depreciation of building replacement costs and 40 percent depreciation of site improvements. There was no functional or economic obsolescence indicated. The total depreciated value of the subject replacement costs is $15,145,794. The $4,053,675 land value is added to the depreciated replacement costs, for a final Cost Approach value of $19,199,469.


Cost Approach Conclusion

Based on the investigation as previously defined, the market value of the subject property by the Cost Approach, as of March 1, 1994, is rounded to:

                                            $19,200,000
                                            ===========

COST APPROACH SUMMARY
MEDICAL OFFICE BUILDING

Replacement Cost New
  Direct Costs:
    Main Structure -
      Base Square Foot Cost                            $    69.00
      Adjustments to Base Cost
        Elevators                                            4.00
        Sprinklers                                           1.50
        Number of Stories Multiplier                         1.00
        Perimeter Multiplier                                 1.00
                                                        ---------
      Adjusted Base Cost                               $    74.50
        Current Cost Multiplier                              1.00
        Local Multiplier                                     1.20
        Final Base Cost                                $    89.40     Per Sq. Ft.
        Gross Building Area                                95,940     Square Feet
                                                        ---------
    Total Building Cost                                $8,577,036

    Site Improvements
       Surface Parking                         $     0
       Other                                    20,000
                                               -------

    Total Site Improvement Costs                       $   20,000

    Total Replacement Cost New Before Indirect
      Costs and Entrepreneurial Profit                 $8,597,036
                                                       ----------

    Estimate of Indirect Costs and
      Entrepreneurial Profit
      Indirect Costs
         Financing Points                              $  180,068
         Property Taxes on Land
           During Construction                             28,038
         Entrepreneurial Profit                           880,511
                                                       ----------
                                                       $1,088,617

  Total Replacement Cost New                           $9,685,653

  Estimates of Depreciation
     Buildings                                         $1,546,099
     Site Improvements                                      9,013
                                                      -----------
  Total Depreciation                                   $1,555,112

  Summary:
                                                         Total                         Depreciated
  Medical Office Building                             Replacement     Depreciation        Cost
                                                      -----------     ------------     -----------

     Building                                         $9,663,120      $1,546,099       $8,117,021
     Land Improvements                                    22,533           9,013           13,520
                                                      ----------      ----------       ----------
   Total Medical Office Building                      $9,685,653      $1,555,112       $8,130,541
      Add:  Land Value                                                                  1,936,875
                                                                                       ----------

TOTAL ESTIMATED VALUE VIA THE COST APPROACH                                           $10,067,416
                                                                                      ===========

COST APPROACH SUMMARY
PARKING STRUCTURE

Replacement Cost New
  Direct Costs:
    Main Structure -
      Base Square Foot Cost                                 $    30.00
      Adjustments to Base Cost
        Elevators                                                 0.00
        Sprinklers                                                1.50
        Number of Stories Multiplier                              1.00
        Perimeter Multiplier                                      1.00
                                                             ---------
      Adjusted Base Cost                                    $    31.50
        Current Cost Multiplier                                   0.98
        Local Multiplier                                          1.20
        Final Base Cost                                     $    37.04     Per Sq. Ft.
        Gross Building Area                                    199,340     Square Feet
                                                             ---------
    Total Building Cost                                     $7,384,351

    Site Improvements
       Surface Parking                         $     0
       Other                                    10,000
                                                ------
    Total Site Improvement Costs                            $   10,000
    Total Replacement Cost New Before Indirect
       Costs and Entrepreneurial Profit                     $7,394,351
                                                            ----------

    Estimate of Indirect Costs and
      Entrepreneurial Profit
       Indirect Costs
          Financing Points                                  $  166,502
          Property Taxes on Land
             During Construction                                34,379
          Entrepreneurial Profit                               759,488
                                                              --------
                                                            $  960,369

  Total Replacement Cost New                                $8,354,720

  Estimates of Depreciation
     Buildings                                              $1,334,947
     Site Improvements                                           4,520
                                                            ----------
  Total Depreciation                                        $1,339,467

  Summary:
                                                             Total                        Depreciated
  Parking Structure                                        Replacement    Depreciation       Cost
                                                           -----------    ------------  --------------
    Building                                                $8,343,421      $1,334,947      $7,008,474
    Land Improvements                                           11,299           4,520           6,779
                                                            ----------      ----------      ----------
  Total Parking Structure                                   $8,354,720      $1,339,467      $7,015,253
    Add:  Land Value                                                                         2,116,800
                                                                                            ----------


TOTAL ESTIMATED VALUE VIA THE COST APPROACH                                                 $9,132,053
                                                                                            ==========


                           SALES COMPARISON APPROACH


The Sales Comparison Approach is based upon the principle of substitution; that is, when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming there is no costly delay in making the substitution. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

The Sales Comparison Approach gives consideration to actual sales of other similar properties with adjustments as previously stated. The sales prices are analyzed in common denominators and applied to the subject property in respective categories to be indicative of market value.

The unit of comparison used in this analysis is the price per square foot, which is the gross purchase price of the building divided by the net leasable area in the building. The following sales are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.
Also, all purchase prices quoted in this report represent all cash sales unless seller financing is noted and the sale prices adjusted for cash equivalency.

In our analysis, we obtained details on four professional office building sales which have occurred over the past two years. The terms of the sale and significant data was verified to the extent possible by county deed records and with parties to the transaction. Information on these sales is shown on the following pages:

IMPROVED SALE NUMBER 1

GENERAL SALE DATA

Location:                                 8920 Wilshire Boulevard, Beverly Hills, California
Date of Sale:                             January 15, 1993
Document Number:                          0102008
Grantor:                                  Julio Liberman, et al
Grantee:                                  Advent Realty Limited Partnership II
Sale Price:                               $7,500,000
Adjusted Sales Price:                     $10,500,000
Terms of Sale:                            All Cash

PROPERTY DATA

Land Size:                                .536 acres
Building Size:                            99,000 square feet of net rentable area
Year Built:                               1964
Occupancy at Sale:                        70%

STABILIZED OPERATING DATA

Estimated Gross Income                    $2,376,000
Vacancy Allowance at 10%                     237,600
                                          ----------
Effective Gross Income                    $2,138,400
Estimated Expenses @ 38%                     812,592
                                          ----------
Net Operating Income                      $1,325,808

MARKET VALUE INDICATORS

Sales Price Per Square Foot:              $   106.06
Stabilized Overall Rate:                        12.6 %

COMMENTS

The facility was purchased at low overall occupancy and needed substantial renovation work in order make the facility marketable. The cost of this renovation was estimated at $3,000,000.

IMPROVED SALE NUMBER 2

GENERAL SALE DATA

Location:                                 6840, 6850 Sepulveda Boulevard, Van Nuys, California
Date of Sale:                             June 25, 1993
Document Number:                          1216157
Grantor:                                  Valley Presbyterian Hospital
Grantee:                                  Healthcare Realty Trust, Inc.
Sale Price:                               $5,250,000
Adjusted Sales Price:                     $5,250,000
Terms of Sale:                            All Cash

PROPERTY DATA

Land Size:                                1.9 acres
Building Size:                            29,040 square feet of net rentable area
Year Built:                               1961
Occupancy at Sale:                        100%

STABILIZED OPERATING DATA

Income Data:                              Not Available

MARKET VALUE INDICATORS

Sales Price Per Square Foot:              $180.78
Stabilized Overall Rate:                     8.2 %


COMMENTS

The facility is presently utilized as a surgery center and has an interior build-out superior to the subject. The building is leased on a triple net basis.

IMPROVED SALE NUMBER 3

GENERAL SALE DATA

Location:                                 15211, Vanowen St. Van  Nuys, California
Date of Sale:                             June 25, 1993
Document Number:                          1216158
Grantor:                                  Valley Presbyterian Hospital
Grantee:                                  Healthcare Realty Trust, Inc.
Sale Price:                               $7,450,000
Adjusted Sales Price:                     $7,450,000
Terms of Sale:                            All Cash

PROPERTY DATA

Land Size:                                1.111
Building Size:                            47,042 square feet of gross rentable area
Year Built:                               1981
Occupancy at Sale:                        100%

STABILIZED OPERATING DATA

Income Data:                              Not Available

MARKET VALUE INDICATORS

Sales Price Per Square Foot:              $158.37



COMMENTS

The facility is presently utilized as a surgery center and has an interior build-out superior to the subject. The subject is leased on a triple net basis.

IMPROVED SALE NUMBER 4

GENERAL SALE DATA

Location:                                 Sherman Oaks Medical Plaza, 4955 Van Nuys, Boulevard, Sherman Oaks, California
Date of Sale:                             February 23, 1993
Document Number:                          0342432
Grantor:                                  Pacprop, Inc.
Grantee:                                  Arthur Gilbert
Sale Price:                               $8,500,000
Adjusted Sales Price:                     $8,500,000
Terms of Sale:                            Cash to Seller

PROPERTY DATA

Land Size:                                1.619 acres
Building Size:                            72,000 square feet of net rentable area
Year Built:                               1968
Occupancy at Sale:                        97%

STABILIZED OPERATING DATA

Estimated Gross Income                    $1,529,280
Vacancy Allowance at 15%                     229,392
                                          ----------
Effective Gross Income                     1,299,888
Estimated Expenses                           491,260
                                           ---------
Net OperatinIncome                        $  808,628

MARKET VALUE INDICATORS

Sales Price Per Square Foot:              $118.06
Stabilized Overall Rate:                     9.51%


COMMENTS

The facility was purchased at high overall occupancy which is not anticipated to be sustainable. Parking lot is located on leased land parcel which was not included in sale.

                                      SUMMARY OF IMPROVED SALES


 SALE                                                    RENTABLE           SALE            PRICE
NUMBER     ADDRESS                                         SF               PRICE           PER SF
  1        8920 Wilshire Boulevard                       99,000          $10,560,000       $106.06
           Beverly Hills, CA
  2        6840, 6850 Sepulveda Boulevard                29,040          $ 5,250,000       $180.78
           Van Nuys, CA
  3        15211 Vanowen Street                          47,042          $ 7,450,000       $158.37
           Van Nuys, CA
  4        4955 Van Nuys Boulevard                       72,000          $ 8,500,000       $118.06
           Sherman Oaks, CA


The unadjusted prices of these comparables range form $106.06 per square foot to $180.78 per square foot. Each of the comparable will be discussed and adjusted for comparisons with the subject property. An Improved Sales Adjustment Grid is shown at the end of this section.

IMPROVED SALE NUMBER 1 is a Class B structure which was constructed in 1964. The sale was initially adjusted upward for the renovation costs incurred by the buyer immediately upon occupancy. The subject's location is slightly inferior to the comparable's and a downward adjustment for this occurrence has been made. The sale had a very low occupancy at the time of sale which would necessitate that an upward adjustment be made. The age of the comparable is significantly above the subject's and additional upward adjustments were made for this occurrence. The adjusted sale price of the comparable was $121.97.

IMPROVED SALE NUMBER 2 is a Class C structure which was constructed in 1961. This comparable is associated with the neighboring hospital and was sold on a sale leaseback arrangement on a triple net master lease arrangement. The lease terms were not disclosed. This sale's location is considered slightly inferior to the subject's and an upward adjustment for this occurrence has been made. The sale is significantly smaller than the subject and a downward adjustment has been made to account for this fact. Due to the older age of the comparable, additional upward adjustments have been made. The adjusted sale price of the comparable is $180.78.

IMPROVED SALE NUMBER 3 is a Class B structure which was constructed in 1981. This comparable is associated with the neighboring hospital and was sold on a sale leaseback arrangement on a triple net master lease arrangement. The lease terms were not disclosed. This sale's location is considered slightly inferior to the subject's and an upward adjustment for this occurrence has been made. The sale is significantly smaller than the subject and a downward adjustment has been made to account for this fact. The sale is similar in age to the subject and no adjustment for age was considered warranted. The adjusted sale price of this comparable was estimated at $150.45.

IMPROVED SALE NUMBER 4 is a Class B, seven-story, structure with an adjacent three-story parking garage. The parking garage is located on a land lease and an upward adjustment for rights transferred has been made. An additional upward adjustment has been made due to the older age of the comparable. No other adjustments to this sale appeared warranted indicating an overall adjusted price of $142.85 per square foot.

The adjusted prices per square foot range from $121.97 to $180.78, with an overall average of $149.01. It is our opinion, that the subject's medical office building would sell at a price level above the overall average, or $160.00 per square foot of rentable area. This would indicate a value for the medical office building of $13,921,280 ($160.00 x 87,008 square feet).

The adjacent parking structure is utilized to support the office building and the adjacent medical complex. In our survey of medical office building comparables the number of parking spaces per 1,000 square feet of rentable area ranged from 0 to 6.7, with 3 to 4 spaces being typical. The number of spaces required under the zoning law is 191. The subject parking garage, when compared to the medical office building's rentable square feet, contains 8.67 spaces per 1,000 square feet of rentable area. It is our belief that an approximate ratio of 3.0 spaces per 1,000 square feet of rentable area would be associated with the medical office building. This would represent an overall utilization of the parking garage for the medical office building of approximately 35 percent. The remaining 65 percent of the parking garage represents an excess asset and its value should be added to our overall market findings detailed previously. Based upon our analysis in the Cost Approach, 60 percent of the parking garage's value would be fairly represented at $5,935,834.

Based upon this analysis, the market value of the subject property by the Sales Comparison Approach, as of March 1, 1994, is reasonably represented in the rounded amount of:

                                  $19,860,000
                                  ===========

                      I M P R O V E D   S A L E   A D J U S T M E N T   G R I D
                                  The Midway Medical Office Building
                                      Los Angeles, California

                               Subject     Bldg Comp    Bldg Comp    Bldg Comp    Bldg Comp
  Element                                     #1           #2           #3           #4

Sale Price/SF                              $106.06        $180.78      $158.37      $118.06

Property Rights               Fee Simple   Same           Same         Same         Mixed
  Adjustment                                                                            10%
                                           ------------------------------------------------
Adjusted Price/SF                          $106.06        $180.78      $158.37     $129.87

Financing                       Cash       Cash           Cash         Cash        Cash
  Adjustment
                                           ------------------------------------------------
Adjusted Price/SF                          $106.06        $180.78      $158.37     $129.87

Conditions of Sale                         None           None         None         None
  Adjustment
                                           ------------------------------------------------
Adjusted Price/SF                          $106.06        $180.78      $158.37     $129.87

Market/Time
  Adjustment                                     0%            0%           0%           0%
                                           ------------------------------------------------
Adjusted Price/SF                          $106.06        $180.78      $158.37     $129.87

Other Adjustments:
  Location Adjustment                           -5%            5%           5%           0%
  Occupancy Adjustment                          10%            0%           0%           0%
  Size Adjustment                                0%          -15%         -10%           0%
  Age Adjustment                                10%           10%           0%          10%
   Net Other Adjustments                        15%            0%          -5%          10%

FINAL ADJUSTED PRICE PER SF                $121.97       $180.78      $150.45      $142.85
                                           ================================================

                                INCOME APPROACH


The Income Approach is based on the principle of anticipation, and has as its premise that value is represented by the present worth of expected future benefits. The price that an investor will pay for an income property usually depends on the anticipated income stream. The Income Approach represents an attempt to simulate the future cash flows for the property, and to quantify the future benefits in present dollars.

The subject property is one of several professional office buildings that Crescent Capital is purchasing for the purpose of establishing a real estate investment trust (REIT). OrNda HealthCorp, the seller, will provide a net rental guarantee in the form of a master lease. The REIT, as the new property owner, will receive the net rental master lease rate per square foot of rentable office area, regardless of the rental rates charged or received from the actual physician/tenants.

This master lease is a credit enhancement vehicle that will enable the REIT issuer to sell the REIT shares. It will also allow OrNda HealthCorp leasing flexibility for the office space. OrNda HealthCorp can lease office space to various physicians at different rates and terms, or they can use the office space for hospital purposes.

The appraisers received a draft of the form of master lease agreement, but the actual master lease agreement for the property is not yet available. For the purpose of our Income Approach, the gross income will be the master lease amount established for the entire development, or $2,142,223. We reserve the right to modify the income Approach valuation if the actual master lease for each property differs significantly from the draft lease presented to us.

The master lease rate implied for the subject property will be $24.62 per square foot of net rentable area associated with the medical office building. This rental rate appears at market in comparison to the rates quoted for the market sales comparisons. The gross income for the subject property is $2,142,223.

The subject appraisal assumes 100 percent of the income is guaranteed throughout the master lease agreement. Since the leased fee interest is being appraised, there is no deduction for vacancy or credit loss.

Since the master lease provides for an income level to the REIT net of all operating expenses, the only out-of-pocket expenses to the REIT will be accounting, legal and internal administration or management expenses. These management expenses are estimated at 5.0 percent of effective gross income, or $107,111 based on the management experience of other properties. The net operating income for the property is $2,142,223 less $107,111, or $2,035,112.

The estimated direct capitalization rates, or overall rates (OARs), for the improved sale comparables presented in the Sales Comparison Approach section of this report ranged from 8.2 percent to 12.6 percent. In Improved Sale Number 1, with a high estimated capitalization rate of 12.6 percent, the buyer had to put significant improvements in the site. Based on the comparables and this discussion, a capitalization rate of 9.5 percent is considered appropriate for the property.

It is, therefore, our opinion that the market value of the subject property by the Income Approach is calculated and rounded as follows:

                  Net Operating Income/OAR = Estimated Value

                        $2,035,112/0.95  =  $21,422,231

Rounded to:

                                  $21,420,000
                                  ===========

                          CORRELATION AND CONCLUSION


We have considered three approaches to value in order to estimate the value of the Midway Medical Plaza and its adjacent parking structure. The values derived from the three approaches are summarized as follows:


        Cost Approach   . . . . . . . . . . . . . . . . . . .  $19,200,000
        Sales Comparison Approach   . . . . . . . . . . . . .  $19,860,000
        Income Approach   . . . . . . . . . . . . . . . . . .  $21,420,000

The Cost Approach involved a detailed analysis of the individual components of the property. These costs were estimated using reliable sources. The Cost Approach provides a good indicator of the current replacement cost for new and special purpose properties such as the subject. This approach is representative of the value in use as part of the hospital complex. The Cost Approach, however, does not necessarily reflect the value that investors and users would be willing to pay if the property were to be sold. Overall, this approach is considered only a fair indicator of value.

The Sales Comparison Approach is based on the price that investors and owner/occupants have recently paid for comparable professional office buildings. The quality and quantity of data available in this approach was considered good, but several of the comparable sales differed in size from the subject and were significantly older than the subject. The comparable sales, which were professional office buildings that were physically contiguous to a hospital, appeared to sell at a higher value because of higher leasing risks. The appraisers only considered this approach to be a fair indicator of value for the subject property for this reason.

The Income Approach normally provides the most reliable value estimate for multi-tenant professional office buildings. The value of the property is strongly related to the expected income stream of the property. Although the buyers of professional office buildings are usually owner/occupants, these buyers are generally aware of the property's cash flow potential and its value from an investor's perspective. For this reason, the Income Approach is considered the best indicator of value for the subject.

Based on this analysis, it is our opinion that the market value of the Midway Medical Plaza and adjacent parking structure, as of March 1, 1994, subject to the OrNda HealthCorp lease, and based on the assumptions and limiting conditions in this report, is the Income Approach value of:

                                  $21,420,000
                                  ===========

The values derived in the other approaches support the Income Approach value as the final value.